Exhibit (a)(1)(C)

FORM OF ELECTRONIC MAIL ANNOUNCEMENT OF OFFER TO EXCHANGE

(From Exchange mailbox)

Date: April 2, 2013

To: [Eligible Option holder]

We are pleased to announce that hhgregg, Inc. (“hhgregg” or the “Company”) is officially launching its Offer to Exchange Certain Outstanding Options for New Options (referred to as the “Offer to Exchange” or the “Offer”). The Offer and withdrawal rights will remain open until April 29, 2013 at 11:59 p.m., Eastern Daylight Savings Time, unless the Offer is extended. You may take advantage of the Offer to Exchange with respect to your Eligible Options.

An option will be deemed to be an “Eligible Option” if it meets each of the following conditions:

(i)	The option was granted under the Company’s 2007 Equity Incentive Plan.

(ii)	The option was granted subsequent to July 18, 2007.

(iii)	The option is held by an individual who is, on the date of grant for the New Option, a current employee of the Company or any hhgregg subsidiary. Non-employee members of the Company’s Board of Directors are not eligible to participate in the Offer.

(iv)	The option is outstanding on the Expiration Date of the Offer.

Information regarding your Eligible Options is available at the Offer Website on Knowledge Hub located on Intranet 2.0, accessible at http://intranet.hhgregg.com/hhgregg.intranet/login.aspx. The Offer Website also contains detailed information regarding the Offer and Election Forms to participate in the Offer. Please read and carefully consider all of this information. If you are not able to access the website, you must immediately notify Charles Young at the Company at (317) 569-7574 or Charlie.Young@hhgregg.com to obtain assistance, including, if necessary, instructions for obtaining, completing and submitting a paper Eligible Option Information Sheet and Election Form.

The specifics of the program are described in the “Schedule TO—Tender Offer Statement Filed with the SEC” and the related exhibits. The “Schedule TO—Tender Offer Statement Filed with the SEC” can be accessed electronically on the Securities and Exchange Commission’s website at http://www.sec.gov. We urge you to read the “Schedule TO—Tender Offer Statement Filed with the SEC” and the related exhibits carefully.

You may contact Charles Young, our Chief Human Resources Officer at (317) 569-7574 or Charlie.Young@hhgregg.com with any questions.

To elect to participate in the Offer with respect to your Eligible Options, please see the key steps described below.

•	Log on to the Offer Website on Knowledge Hub located on Intranet 2.0, accessible at http://intranet.hhgregg.com/hhgregg.intranet/login.aspx.

•	If you have difficulties logging in, please contact Charles Young at the Company at (317) 569-7574 or Charlie.Young@hhgregg.com.

•	Review the portfolio statement containing information with respect to each Eligible Option you hold and carefully read the documents contained on the Offer Website.

•	You will then be asked to complete the Election Form, which must be completed to confirm your decision to participate in the Offer.

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After completing the Eligible Option Information Sheet Election Form, you will be allowed to review the election you have made with respect to your Eligible Options. If you are satisfied with your election, you will proceed to the Agreement to Terms of Election page. Only after you agree to the Agreement to the Terms of Election will you be directed to the Election Confirmation Statement page.

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Please print and retain a copy of your Election Confirmation Statement for your records. You will also receive an electronic mail confirming your election. If you do not receive this electronic mail within two business days following the date of your election, please contact Charles Young, our Chief Human Resources Officer at (317) 569-7574 or Charlie.Young@hhgregg.com.

If you do not make your election through the Offer Website, your properly signed and completed Eligible Option Information Sheet and Election Form must be received via facsimile, by hand delivery or by electronic mail by 11:59 p.m., Eastern Daylight Savings Time, on April 29, 2013 (unless we extend the Offer) by:

Charles Young, Chief Human Resources Officer

hhgregg, Inc.

4151 East 96th Street

Indianapolis, Indiana 46240

Tel: (317) 569-7574

Fax: (317) 816-6609

Electronic Mail: Charlie.Young@hhgregg.com

Although the Board of Directors has approved the Offer, neither we nor the Board of Directors make any recommendation as to whether you should accept or refrain from accepting the Offer. You must make your own decision about the Offer, taking into account your own personal circumstances and preferences. You should carefully review the materials provided or referred to in this package. We recommend that you consult with your personal financial, tax and legal advisors in deciding whether to accept the Offer.

KEY DATES TO REMEMBER

•	The commencement date of the Offer is April 2, 2013.

•	The Offer expires at 11:59 p.m., Eastern Daylight Savings Time, on April 29, 2013 (unless we extend the Offer).

•	The Eligible Options that have been tendered will be cancelled on April 29, 2013 or, if the Offer is extended, the date of the expiration of the Offer.

•	The New Options are expected to be granted on April 30, 2013 or, if the Offer is extended, the first business day after the Expiration Date of the Offer.

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